AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2006     REGISTRATION NO. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

601 Riverside Avenue
Jacksonville, Florida 32204
Georgia	(904) 854-8100	58-2606325
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification number)

Todd C. Johnson	Copies To:
Vice President and Secretary	Larry D. Ledbetter
601 Riverside Avenue	Kilpatrick Stockton LLP
Jacksonville, Florida 32204	1100 Peachtree Street
(904) 854-8100	Suite 2800
(Name, address, including zip code, and telephone number,	Atlanta, Georgia 30309
including area code, of agent for service)	(404) 815-6500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	31,979,995 shares	$38.855	$1,242,582,705.73	$132,957.00

(1)       Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of our common stock on February 3, 2006 as reported on the New York Stock Exchange.

PROSPECTUS

FIDELITY NATIONAL

INFORMATION SERVICES

Fidelity National Information Services, Inc.

31,979,995 Shares

Common Stock

This prospectus relates to 31,979,995 shares of our common stock, par value $.01 per share, that may be offered for resale from time to time by certain of our shareholders who are identified later in this prospectus.

We issued these shares in a recently completed business combination with Fidelity National Information Services, Inc., or Old FIS, a Delaware corporation, in which, among other things:

•                  Old FIS merged into one of our wholly owned subsidiaries;

•                  the shares of Old FIS common stock were converted into the right to receive shares of our common stock;

•                  we changed our name from “Certegy Inc.” to “Fidelity National Information Services, Inc.”, and changed our New York Stock Exchange trading symbol from “CEY” to “FIS”; and

•                  we agreed that, among other things, we would file this registration statement relating to the resale of the common stock acquired by the selling shareholders.

The selling shareholders may offer and sell their shares of common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices, and may offer their shares to or through one or more underwriters, brokers, dealers, or agents, or directly to purchasers on a continuous or delayed basis.  Any prospectus supplement for a particular offering will describe in detail the plan of distribution for that offering.  See “Plan of Distribution” on page 22 for additional information on the potential methods of sale.  We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Our common stock is traded on the New York Stock Exchange under the symbol “FIS”.  On February 3, 2006, the last sales price of our common stock as reported by the NYSE was $38.95 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on Page 3 of this prospectus and in the documents that we incorporate herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2006

TABLE OF CONTENTS

Warning About Forward-Looking Statements

About Fidelity National Information Services, Inc.

Summary of the Offering

Risk Factors

Selling Shareholders

Use of Proceeds

Plan of Distribution

Legal Matters

Experts

Indemnification for Securities Act Liabilities

Incorporation of Documents by Reference

Where You Can Find More Information

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein.  We have not authorized anyone else to provide you with different information.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.  References to our website have been provided for textual reference only, and information on our website does not constitute part of this prospectus.

i

WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the information contained in, or incorporated by reference into, this prospectus contains forward-looking statements that involve risks and uncertainties, including those risk and uncertainties described in the section entitled “Risk Factors.”  In many cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms and other comparable terminology.  Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including those set forth in the section of this prospectus entitled “Risk Factors” or elsewhere in this prospectus or in our other filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission and incorporated by reference in this prospectus.  We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.  You should carefully consider the possibility that actual results may differ materially from forward-looking statements in this prospectus before making a decision about whether to invest in our common stock.

ABOUT FIDELITY NATIONAL INFORMATION SERVICES, INC.

Generally

We were incorporated in 2001 under the laws of the State of Georgia as a wholly owned subsidiary of Equifax Inc., which then contributed its payment services division and “spun off” our company to Equifax’s shareholders.  Our current principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida  32204, and our telephone number at that address is (904) 854-8100.  We maintain website addresses at www.certegy.com and www.fidelityinfoservices.com.  These websites and the information contained in these websites are not a part of this prospectus.

We are a publicly traded company, with our common stock listed on the New York Stock Exchange under the symbol “FIS.”

Recent Developments

On February 1, 2006, we consummated a business combination with Fidelity National Information Services, Inc., or Old FIS, a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated September 14, 2005, among us, Old FIS, and one of our wholly owned subsidiaries.  As a result, among other things:

•                                          Old FIS merged into our wholly owned subsidiary and each outstanding share of Old FIS common stock was converted into the right to receive 0.6396 shares of our common stock;

•                                          the stockholders of Old FIS, including its then-majority stockholder Fidelity National Financial, Inc., or FNF, now own approximately 67.4% of our outstanding common stock, and FNF itself now owns approximately 50.7% of our outstanding common stock;

•                                          we paid a special cash dividend of $3.75 per share, or a total of approximately $236.4 million, to our shareholders of record on the close of business on the day prior to the consummation of the business combination;

•                                          we changed our name to “Fidelity National Information Services, Inc.”; and

•                                          we changed our New York Stock Exchange trading symbol from “CEY” to “FIS”.

Although in legal form we acquired Old FIS, its former stockholders now hold a majority of the shares of our outstanding common stock.  Accordingly, for accounting and financial reporting purposes, the merger will be treated as a reverse acquisition of Certegy Inc., or Certegy, by Old FIS under the purchase method of accounting pursuant to U.S. generally accepted accounting principles.

Our Business

We have combined the technology solutions, processing services and information services of Old FIS with the card and check services of Certegy to create a business that offers a wide range of product, service, and solutions offerings to financial institutions, mortgage lenders, real estate professionals, and merchants in the U.S. and internationally.

As a result of the combination with Old FIS, we now provide services that span the entire home purchase and ownership life cycle, from contract through closing, refinancing and resale.  Over 2,800 financial institutions use our technology solutions, processing services and information services, including 44 of the 50 largest banks in the U.S.  Our technology solutions process over 50% of all U.S. residential mortgage loans by dollar volume with balances exceeding $3.8 trillion, and over 235 million deposit accounts and non-mortgage consumer loans and leases are processed on our core bank processing platform.  We also provide customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and loan servicers.  The information services we offer, including property data and real estate-related services, are used by mortgage lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S.

Through the card and check services business originating with Certegy, we provide card issuer services in the U.S., the U.K., Brazil, Chile, Australia, New Zealand, Ireland, Thailand, and the Caribbean, as well as merchant processing and e-banking services in the U.S. and card issuer software, support and consulting services in numerous countries.  Our check services business provides check risk management services and related processing services in the U.S., the U.K., Canada, France, Ireland, Australia, and New Zealand.

Except as otherwise indicated or required by the context, references in this prospectus to we, our, us or the company refer to the combined businesses of Certegy and Old FIS.  Those businesses are now conducted by Fidelity National Information Services, Inc., a Georgia corporation (formerly known as Certegy Inc.), and its subsidiaries.  References to Old FIS or to Fidelity National Information Services, Inc., a Delaware corporation, refer to the company which merged with our subsidiary in the business combination described above.  References to Certegy mean Certegy as a stand-alone entity prior to its combination with Old FIS.

SUMMARY OF THE OFFERING

Shares Offered by Selling Shareholders:	31,979,995 shares, which were issued in the business combination described above.

Use of Proceeds:	The selling shareholders will receive all of the net proceeds from the sale of shares in this offering. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

New York Stock Exchange Symbol:	FIS

RISK FACTORS

An investment in the shares offered by this prospectus involves a significant degree of risk.  You should carefully consider the risks described in this prospectus and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, and our Current Reports on Form 8-K and other filings made by us with the SEC, both before and after the date of this prospectus, before you decide to buy our common stock.  These risks could materially affect our business, results of operations, or financial condition and cause the trading price of our common stock to decline.  While we have described all risks and uncertainties that we believe to be material to our business, it is possible that other risks and uncertainties that affect our business will arise or become material in the future.

Risks Resulting from Our Recently Completed Business Combination

We will be controlled by Fidelity National Financial, Inc., or FNF, as long as it owns a majority of our common stock, and our other shareholders generally will be unable to affect the outcome of shareholder voting during this time.

As a result of our recently completed business combination, FNF owns approximately 50.7% of the outstanding shares of our common stock.  Subject to limitations under a shareholders agreement that we entered into with FNF and the selling shareholders, as long as FNF continues to hold a majority of our outstanding common stock, FNF will be able to elect all of our directors and determine the outcome of all corporate actions requiring shareholder approval.  Further, under the shareholders agreement, until FNF no longer owns at least 30% of the total voting power of our outstanding stock, FNF will have the right to approve the hiring and firing of our Chief Executive Officer and Chief Financial Officer and our annual operating and capital expenditure budgets.

In addition, FNF’s voting control will enable it to control decisions with respect to:

•                                          our business direction and policies;

•                                          mergers or other business combinations involving us or our subsidiaries, except as described below;

•                                          the acquisition or disposition of assets by us or our subsidiaries;

•                                          our financing; and

•                                          amendments to our articles of incorporation and bylaws.

Although it will control whether we can merge or combine with a third party, FNF has agreed, under the shareholders agreement, to certain limitations on its ability to cause us to engage in transactions which are commonly referred to as “going-private transactions.”

In addition to these effects, FNF’s control could make it more difficult for us to raise capital by selling stock or for us to use our stock as currency in acquisitions.  This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which our other shareholders might otherwise receive a premium for their shares.

We could have conflicts with FNF, and the Chairman of our board of directors and other officers and directors will be subject to conflicts of interest due to their relationships with FNF and its other subsidiaries.

Conflicts may arise between FNF, FNF’s majority owned subsidiary Fidelity National Title Group, Inc., or FNT, or their respective subsidiaries, on the one hand, and us, on the other, as a result of the parties’ ongoing agreements and the nature of their respective businesses.  Among other things, we and our subsidiaries are parties to a variety of intercompany agreements with FNF, FNT or FNT’s subsidiaries that pre-date the business combination.  Certain of our executive officers and directors will be subject to conflicts of interest with respect to these intercompany agreements and other matters due to their relationships with FNF, FNT or their respective subsidiaries.

Some of our executive officers and directors own substantial amounts of FNF and FNT stock and stock options because of their relationships with FNF and FNT.  Such ownership could create or appear to create potential conflicts of interest when our directors and officers are faced with decisions that involve FNF, FNT or any of their respective subsidiaries.  Each of William P. Foley, II, Daniel D. (Ron) Lane, Terry N. Christensen and Cary H. Thompson, who are members of our board of directors, beneficially owns shares of FNF common stock.  Other of our senior officers hold interests in FNF that were obtained through various employee benefit and compensation plans while at FNF and Old FIS.  In addition, officers of FNF will provide services from time to time to us, FNT and FNF.  These persons also hold equity interests in FNF.

Mr. Foley, the Chairman of our board of directors, is also the Chief Executive Officer and Chairman of the board of directors of FNF and Chairman of the board of directors of FNT.  As an officer and director of these companies, he has obligations to us as well as to FNF and FNT and will have conflicts of interest with respect to matters potentially or actually involving or affecting us and FNF or any of its subsidiaries, including FNT.

Matters that could give rise to conflicts between us and FNF or its other subsidiaries include, among other things:

•                                          past and ongoing contractual relationships involving us or our subsidiaries, on the one hand, and FNF and its subsidiaries, on the other hand, including intercompany agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification and other matters;

•                                          the quality and pricing of services that we have agreed to provide to FNF subsidiaries or that those entities have agreed to provide to us;

•                                          sales or distributions by FNF of all or part of its ownership interest in our common stock; and

•                                          business opportunities arising for either us or FNF, FNT or their respective subsidiaries that could be pursued by either us or by FNF, FNT or one or more of their respective subsidiaries.

We seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with FNF, FNT and their respective subsidiaries and through oversight by independent members of our board of directors.  However, there can be no assurance that such measures will be effective or that we will be able to resolve all potential conflicts with FNF, or that the resolution of any such conflicts will be no less favorable to us than if it were dealing with an unaffiliated third party.

We may lack adequate oversight because the Chairman of our board of directors is also both the Chief Executive Officer and Chairman of the board of directors of FNF and the Chairman of the board of directors of FNT.

Mr. Foley, the Chairman of our board of directors, is also the Chairman of FNT’s board of directors and the Chief Executive Officer and Chairman of the board of directors of FNF.  As an officer and director of multiple companies, he has obligations to us as well as FNF and FNT and may have conflicts of time with respect to matters potentially or actually involving or affecting us.  As a non-executive chairman, it is expected that Mr. Foley will devote a minority of his time to us.  If his duties as our Chairman require more time than Mr. Foley is able to allot, then his oversight of our activities could be diminished.

Our substantial leverage and debt service requirements may adversely affect our financial and operational flexibility.

Following completion of the business combination, we had total debt of approximately $2.8 billion.  This high level of debt could have important consequences to us, including the following:

•                                          the debt level makes us more vulnerable to economic downturns and adverse developments in our business, may cause us to have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions, or other purposes and will limit our ability to pursue other business opportunities and implement certain business strategies;

•                                          we will need to use a large portion of the money we earn to pay principal and interest on our senior credit facilities, which will reduce the amount of money available to finance operations, acquisitions and other business activities, repay other indebtedness and pay shareholder dividends;

•                                          some of the debt has a variable rate of interest, which exposes us to the risk of increased interest rates; and

•                                          we will have a higher level of debt than certain of our competitors, which may cause a competitive disadvantage and may reduce flexibility in responding to changing business and economic conditions, including increased competition.

In addition, the terms of our senior credit facilities may restrict us from taking actions, such as making acquisitions or dispositions or entering into certain agreements, that we might believe to be advantageous to us.

The historical financial information of Old FIS may not be representative of its results as a consolidated, stand-alone company and may not be a reliable indicator of its future results as part of our combined company.

The historical financial statements of Old FIS, incorporated by reference in this prospectus, may not be indicative of its future performance as a consolidated part of our combined company.  Old FIS made numerous and large acquisitions before our business combination, the largest of which was its acquisition of Fidelity Information Services, Inc., or FI, in 2003.  These acquired businesses are not included in the historical financial statements of Old FIS prior to their acquisition and, once included, make comparisons of different periods in Old FIS’ historical financial statements difficult.  For example, the FI acquisition makes the 2003 historical results of operations of Old FIS in many respects not comparable to prior periods.

Further, the historical financial statements of Old FIS do not reflect operations as a separate stand-alone entity for the historical periods presented prior to March 9, 2005, the date on which Old FIS engaged in a private placement of a minority interest in its common stock and was no longer a wholly owned subsidiary of FNF.  Because prior to that date Old FIS’ businesses were either wholly owned subsidiaries of FNF, or were operated as divisions of wholly owned subsidiaries of FNF, Old FIS’ historical financial statements prior to that date include assets, liabilities, revenues and expenses directly attributable to its operations and allocations to Old FIS of certain corporate expenses of FNF.  These expenses for corporate services, which include expenses for general management, accounting, finance, legal, payroll, human resources, internal audit and mergers and acquisitions, were allocated to Old FIS on the basis that management considered to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by businesses constituting Old FIS.  The corporate expenses allocated to Old FIS may be different from the amounts of expenses Old FIS would have incurred if it had been a stand-alone company and had performed those services itself or procured them from third parties or from FNF under the services agreements Old FIS entered into with FNF in connection with the March 9, 2005 closing of the minority interest sale.

Further, Old FIS’ historical financial statements do not reflect the debt or interest expense Old FIS might have incurred if it had been a stand-alone entity.  Some of the costs of FNF allocated to Old FIS may incorporate more advantageous pricing available to an entity with the scale and purchasing power of FNF than would have been available to Old FIS as a stand-alone entity.  In addition, Old FIS’ historical financial statements do not reflect reporting and compliance costs it would have incurred if it had been a separate publicly traded company.  As a result of these and other factors, Old FIS’ historical financial statements do not necessarily reflect what its financial position and results of operations would have been if it had been operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position as part of our combined company.

We may not be able to successfully integrate the businesses of Certegy and Old FIS.

The success of our recently completed business combination will depend in large part upon our ability to integrate the organizations, operations, systems and personnel of Old FIS and Certegy.  The integration of two previously independent companies is a challenging, time-consuming and costly process.  It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the business combination.  In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from our day-to-day businesses.  If management is not able to integrate the organizations, operations, systems and personnel of Old FIS and Certegy in a timely and efficient manner, the anticipated benefits of the business combination may not be realized fully or at all or may take longer to realize than expected.

Failure to achieve expected synergies could result in the benefits of the business combination not being attained.

We expect that our recently completed business combination will result in beneficial synergies for us and our subsidiaries.  Achieving these anticipated synergies, however, will depend on a number of factors, some of which include:

•                                          retention of key management, marketing and technical personnel;

•                                          correctly identifying areas where personnel and facilities can be consolidated without adverse effects on results of operations;

•                                          customers not deferring purchasing decisions as a result of the business combination;

•                                          our ability to increase sales of our products; and

•                                          competitive conditions in the industries in which we operate.

The failure to achieve anticipated synergies could result in a failure to attain expected benefits to our combined business, financial condition and operating results.

Our failure to successfully cross-sell products and services to our existing customer bases could result in the full potential benefits of the business combination not being achieved.

While we intend to take advantage of the business combination to seek cross-selling opportunities, such cross-selling efforts may face potential challenges for various reasons, such as difficulties in coordinating and incentivizing employees within one combined company and maintaining optimal quality control, managing existing customers’ potential resistance to outsourcing functions to a new vendor and other matters.  If the cross-selling synergies for increased revenue do not occur, the benefits of the business combination may not be achieved.

If FNF engages in the same types of businesses we conduct, our ability to successfully operate and expand our business may be limited.

Under the shareholders agreement entered into in connection with our business combination, FNF agreed, and agreed to cause FNT and certain of its other affiliates to agree, not to compete with us in certain significant lines of business.  However, these restrictions do not cover certain other lines of business in which we will operate, such as title agency services.  Our lender services business provides centralized title agency services to large national lenders, and our revenues for 2004 from this business were $92.2 million.  Through its FNT operations, FNF provides similar national title agency services.  Further, although we have agreed to place all title insurance business our lender services generate with FNT’s title insurers, the latter are free to deal with other third party title agents.

As previously noted, certain of our officers and directors are subject to conflicts of interest with respect to our business activities which compete with FNF, FNT or any of their respective subsidiaries.  In addition, due to the significant resources of FNF, including financial resources, FNF could have a significant competitive advantage over us if and when we compete with them, which could have an adverse effect on our financial condition and results of operations.

Sales of our shares by selling shareholders could adversely affect the trading price of our shares.

In connection with the business combination, we entered into a registration rights agreement with FNF and the other former stockholders of Old FIS requiring us, under certain circumstances, to register all of the 127,919,995 shares of our common stock that are now beneficially owned by them.  The exercise of these registration rights, or sales by FNF or the other former stockholders of Old FIS in the public market pursuant to any such registration, could adversely affect the market price of our common stock.

This registration statement registers for resale from time to time all of the shares of our common stock held by former stockholders of Old FIS, other than FNF, which shares collectively account for approximately 16.7% of our shares after the merger.  Sales of these shares, or the possibility that sales of these shares may occur in unlimited amounts and without prior notice under this registration statement, could adversely affect the trading price of our shares.

The issuance of shares under our stock incentive plans will dilute your ownership interest.

Under our amended and restated stock incentive plan, we are permitted to issue up to approximately 12.1 million shares (not including shares previously issued under the plan), which is 6 million more shares than could be issued under the prior plan.  We issued to Lee A. Kennedy, our President and Chief Executive Officer and a member of our board of directors, and Jeffrey S. Carbiener, our Executive Vice President and Chief Financial Officer, an aggregate of 1.1 million shares under the plan upon the consummation of the business combination, and we made stock option grants to other officers as consideration for such officers remaining employed by us and canceling their change in control agreements in connection with the business combination.  Additionally, in connection with the business combination, we assumed Old FIS’ 2005 Stock Incentive Plan, pursuant to which an aggregate of 10,371,892 shares of our common stock may be issued under existing or future awards.  The issuance of shares pursuant to these or other awards under these stock incentive plans will dilute your ownership interest in our common stock.

Risks Related to Our Business

If we fail to adapt our services to changes in technology or in the marketplace, or if our ongoing efforts to upgrade our technology are not successful, we could lose customers and have difficulty attracting new customers for our products and services.

The markets for our services are characterized by constant technological changes, frequent introductions of new services and evolving industry standards.  Our future success will be significantly affected by our ability to enhance our current products and services, and develop and introduce new products and services that address the increasingly sophisticated needs of our customers and their clients.  These initiatives carry the risks associated with any new product or service development effort, including cost overruns, delays in delivery and performance issues.  There can be no assurance that we will be successful in developing, marketing and selling new products and services that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services or that our new products and services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

For example, the specific products and services that we deliver to the electronic payments market are designed to process transactions and deliver reports and other information on those transactions at very high volumes and processing speeds.  Any performance issue that arises with a new product or service could result in significant processing or reporting errors.  As a result of these factors, our research and development efforts could result in increased costs that could reduce our revenues and operating income if new products are not delivered timely to our customers, or a loss of revenue, or possible claims for damages if new products and services do not perform as anticipated.

Additionally, we currently are engaged in significant efforts to upgrade two of our most important applications:  our core bank processing software and our mortgage processing software.  These applications were acquired upon our acquisition of FI from Alltel Information Services, Inc. in 2003.  We spent the period immediately following the acquisition discussing with key customers the changes that they would like to see made in those products.  In 2004, we began the development work to implement changes required to keep pace with the marketplace and the requirements of our customers.  Including amounts already spent, we expect to spend approximately $60.0 million on the development of our mortgage servicing platform.  With respect to the core banking software, during 2005 we spent approximately $56.0 million on enhancement and integration projects, and during 2006 we expect to spend approximately $55.0 million on such projects.  If we are unsuccessful in completing or gaining market acceptance of these and other upgrade efforts, it would likely have a material adverse effect on our ability to retain existing customers or attract new ones.

We operate in a competitive business environment, and if we are unable to compete effectively our results of operations and financial condition may be adversely affected.

The market for our services is intensely competitive.  Our competitors vary in size and in the scope and breadth of the services they offer.  Some of our competitors have substantial resources.  We face direct competition from third parties, and since many of our larger potential customers have historically developed their key applications in-house and therefore view their system requirements from a make-versus-buy perspective, we often compete against our potential customers’ in-house capacities.  In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies.  There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face in the markets in which we operate will not materially adversely affect our business, financial condition and results of operations.

If we are unable to successfully consummate and integrate acquisitions, our results of operations may be adversely affected.

As part of our growth strategy, we have made numerous acquisitions in recent years.  We anticipate that we will continue to seek to acquire complementary businesses, products and services.  This strategy will depend on the ability to find suitable acquisitions and finance them on acceptable terms.  We may require additional debt or equity financing for future acquisitions, and doing so will be made more difficult by our substantial debt.  If we are unable to acquire suitable acquisition candidates, we may experience slower growth.

Further, even if we successfully complete acquisitions, we will face challenges in integrating any acquired business.  These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions and cross-selling opportunities.  There can be no assurance that we will be able to fully integrate all aspects of acquired businesses successfully or fully realize the potential benefits of bringing them together, and the process of integrating these acquisitions may disrupt our business and divert our resources.

In connection with the audit of the 2004 financial statements of Old FIS, two material weaknesses in internal controls were identified.  If management or our auditors identify any material weaknesses in its internal control over financial reporting in the future, such finding could result in a loss of investor confidence in our financial reports and lead to a substantial stock price decline.

Each year, management and our auditors are required to evaluate our internal control over financial reporting.  And, in the future, we will be required under Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by our management on our internal control over financial reporting that includes Old FIS’ internal control over financial reporting.  Before the business combination, Old FIS was not subject to this requirement on a stand-alone basis.

In connection with FNF’s Section 404 assessment and the audit of Old FIS’ 2004 financial statements, two matters that constituted material weaknesses in the design and operation of Old FIS’ internal control over financial reporting were identified.  In general, a material weakness is defined as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected.

The two material weaknesses identified were as follows.  First, with respect to revenue recognition, it was determined that Old FIS did not have a sufficiently robust process in place for identifying which contracts of its financial institutions software and services business should be formally reviewed for appropriate revenue recognition.  Old FIS also did not have a formal process in place to establish documentary support for the fair value or vendor specific objective evidence of its various products on an ongoing basis.  Secondly, it was determined that Old FIS did not have adequate controls in place to ensure that purchase accounting for business acquisitions was appropriately recorded in a timely manner.  These matters did not constitute material weaknesses with respect to FNF on a consolidated basis.

In response, in late 2004 and early 2005, Old FIS made changes in its controls that were designed to substantially remediate these issues.  We intend to take further steps, although the principal changes have been made.  Although management believes that these matters no longer constitute material weaknesses, if we or our auditors in the future determine that one or both of these matters still constitutes a material weakness, or that one or more other matters constitutes a material weakness, such event could cause investors to lose confidence in the accuracy and completeness of our financial reports, which could lead to a substantial stock price decline.

If we were to lose any of our largest customers, our results of operations could be significantly affected.

A small number of customers has accounted for a significant portion of our revenues, and we expect that a limited number of customers will continue to represent a significant portion of our revenues for the foreseeable future.  In 2004, one customer accounted for $139.0 million, or approximately 6.0%, of the total revenues of Old FIS, including $58.3 million, or 31.0%, of the revenues of its lender services business, due primarily to its use of Old FIS’ automated process for performing title agency services in a period of relatively high refinancing activity.  For the nine months ended September 30, 2005, this customer accounted for $88.2 million, or 4.3%, of Old FIS’ total revenues, including $23.2 million, or 18.6%, of the revenues in its lender services business.  This customer is a party to several agreements with us covering services provided by different businesses of ours.  Each agreement has different termination terms and dates.  This customer’s contract with our lender services business is terminable without penalty by either party on 60 days notice.

In addition, in 2004 there were two other customers that accounted for $26.7 million and $14.6 million, or approximately 14.2% and 7.8%, respectively, of the revenues in Old FIS’ lender services business, one of which also accounted for $46.4 million, or approximately 20%, of the revenues of Old FIS’ default services business.  For the nine months ended September 30, 2005, these two customers accounted for $22.1 million and $14.2 million, or approximately 17.8% and 11.4%, respectively, of the revenues of Old FIS’ lender services business, and one of them accounted for approximately $39.6 million, or 23%, of the revenues of Old FIS’ default services business.  The larger of these customers has an agreement with our lender services business that is terminable without penalty by either party at any time and two agreements with our default services business covering different services, each of which is terminable without penalty on 180 days notice.  The other customer’s agreement with our lender services business is terminable without penalty by either party on 45 days notice.

We also have long-term contractual alliances with two associations representing independent financial institutions in the U.S., the Independent Community Bankers of America, or ICBA, and Card Services for Credit Unions, or CSCU.  Under these alliances, which expire in 2008 and 2009, respectively, we are the associations’ exclusive partner for offering credit card issuer and merchant institution processing services to those associations’ members.  We are also the exclusive partner of CSCU for offering debit card processing to its members.  As a result, approximately 24.1% of Certegy’s consolidated revenues in 2004 were derived from their member institutions.  An early termination of, or significant adverse change in, our relationships with either or both of these associations could harm our ability to retain a substantial portion of our customers and to attract new customers, which would have a material adverse effect on our business.

Our relationships with these and other large customers are important to our future operating results, and deterioration in any of those relationships could significantly reduce our revenues.  Other than contracts with our financial information software and services business, most of our customer agreements are terminable by either party on relatively short notice.

Decreased lending and real estate activity may reduce demand for certain of our services and adversely affect our results of operations.

Revenues from information services and lender services operations are closely related to the general level of real estate transactions, such as real estate sales and mortgage refinancings.  Real estate sales are affected by a number of factors, including mortgage interest rates, the availability of funds to finance purchases and general economic conditions.  Prevailing mortgage interest declined to record lows in recent years, and the volume of real estate transactions experienced record highs.  However, these trends did not continue, and the volume of refinancing transactions in particular and mortgage originations in general declined in 2004 and again in 2005 from 2003 levels, resulting in reduction of revenues in some of our businesses.  Some of our services and related applications, including our automated title agent process that accounted for substantial revenues from our lender services operations in 2003, are currently used exclusively for refinancing transactions.  Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

Our revenues from the sale of services to VISA and MasterCard organizations are dependent upon our continued VISA and MasterCard certification and financial institution sponsorship, and the loss or suspension of this certification or sponsorship could adversely affect our business.

In order to provide our transaction processing services, we must be designated a certified processor by, and be a member service provider of, MasterCard and be designated as an independent sales organization of VISA.  These designations are dependent upon our continuing adherence to the standards of the VISA and MasterCard associations.  The member financial institutions of VISA and MasterCard, some of which are our competitors, set the standards with which we must comply.  If we fail to comply with these standards, our designation as a certified processor, as a member service provider, or as an independent sales organization could be suspended or terminated.  The termination of our member service provider status or our status as a certified processor, or any changes in the VISA and MasterCard rules that prevent our registration or otherwise limit our ability to provide transaction processing and marketing services for the VISA or MasterCard organizations would result in the loss of business from VISA or MasterCard issuing customers, and lead to a reduction in our revenues, which would have a material adverse effect on our business.

Consolidation in the banking and financial services industry could adversely affect our revenues by eliminating some of our existing and potential customers and could make us more dependent on a more limited number of customers.

There has been and continues to be substantial merger, acquisition and consolidation activity in the banking and financial services industry.  Mergers or consolidations of banks and financial institutions in the future could reduce the number of our customers and potential customers, which could adversely affect our revenues even if these events do not reduce the aggregate number of customers or the banking and other activities of the consolidated entities.  If our customers merge with or are acquired by other entities that are not our customers, or that use fewer of our services, they may discontinue or reduce their use of our services.  In addition, it is possible that the larger banks or financial institutions resulting from mergers or consolidations could decide to perform in-house some or all of the services which we currently provide or could provide.  Any of these developments could have a material adverse effect on our business and results of operations.

A continued decline in check writing could adversely impact the profits of our check services business.

We believe check writing has begun to decline as a total percentage of point-of-sale payments due, in part, to the growing use of debit and credit cards.  This decline has resulted in a higher percentage of bad checks at the point of sale because more higher credit quality customers are paying with credit and debit cards.  Accordingly, the demand for our check services by retailers and other vendors has increased at the same time as check writing percentages have declined.  To date, this increased demand has offset the adverse effect of the decline in the percentage of payments by check.  However, it is not likely that continued and prolonged declines in check writing can be offset by increased demands for services.  Consequently, a prolonged continuation of the decline in check writing could lead to a negative impact on the profitability of our check services business.

Many of our customers are subject to a regulatory environment and to industry standards that may change in a manner that reduces the number of transactions in which our customers engage and therefore reduces our revenues.

Our customers are subject to a number of government regulations and industry standards with which our products and services must comply.  For example, our products are affected by VISA and MasterCard electronic payment standards that are generally updated twice annually.  In addition, action by regulatory authorities relating to credit availability, data usage, privacy or other related regulatory developments could have an adverse effect on our customers and therefore could have a material adverse effect on our business, financial condition and results of operations.

Demand for many of our products and services is sensitive to the level of consumer transactions generated by our customers, and accordingly, our revenues could be impacted negatively by a general economic slowdown or any other event causing a material slowing of consumer spending.

A significant portion of our revenue is derived from transaction processing fees.  Any changes in economic factors that adversely affect consumer spending and related consumer debt, or a reduction in credit and debit card use, could reduce the volume of transactions that we process, and have an adverse effect on our business, financial condition and results of operations.

Potential customers of our financial information software and services business may be reluctant to switch to a new vendor, which may adversely affect our growth, both in the U.S. and internationally.

For banks and other potential customers of our financial information software and services segment, switching from one vendor of bank core processing or related software and services (or from an internally-developed system) to a new vendor is a significant undertaking.  Many potential customers worry about potential disadvantages such as loss of accustomed functionality, increased costs and business disruption.  As a result, potential customers, both in the U.S. and internationally, often resist change.  We seek to overcome this resistance through strategies such as making investments to enhance the functionality of its software.  However, there can be no assurance that our strategies for overcoming potential customers’ reluctance to change vendors will be successful, and this resistance may adversely affect our growth, both in the U.S. and internationally.

We have a long sales cycle for many of our applications and if we fail to close sales after expending significant time and resources to do so, our business, financial condition and results of operations may be adversely affected.

The implementation of many of our applications often involves significant capital commitments by our customers, particularly those with smaller operational scale.  Potential customers generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort, and money educating them as to the value of our software and services.  We incur substantial costs in order to obtain each new customer.  We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale.  Our sales cycle may be extended due to our customers’ budgetary constraints or for other reasons.  If we are unsuccessful in closing sales after expending significant funds and management resources or we experience delays, it could have a material adverse effect on our business, financial condition and results of operations.

To continue to grow our card issuer business profitably, we must expand our share of the credit and debit card transaction processing market and enter new markets, and the failure to do this could adversely affect our business.

Our domestic card issuer business is concentrated in the independent community bank and credit union segments of the market, and we have achieved a significant degree of penetration of these market segments.  While we intend to continue our vigorous pursuit of expansion within these segments, future growth and profitability of this business will significantly depend upon our ability to penetrate other markets, including emerging markets for electronic transaction processing, such as international transaction processing and Internet payment systems.  As part of our strategy to achieve this expansion, we will continue to seek acquisition opportunities, investments and alliance relationships that will facilitate our expansion; however, we may not be able to complete suitable acquisitions, investments or alliances, and if we do, they may not provide us with the benefits we anticipated.  Also, we may not have adequate financial and technological resources to develop products and distribution channels that will satisfy the demands of new markets.

We may experience software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability.

Many of our services are based on sophisticated software and computing systems, and we may encounter delays when developing new applications and services.  Further, the software underlying our services has occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released.  In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our customers.  Defects in our software, errors or delays in the processing of electronic transactions, or other difficulties could result in:

•                                          interruption of business operations;

•                                          delay in market acceptance;

•                                          additional development and remediation costs;

•                                          diversion of technical and other resources;

•                                          loss of customers;

•                                          negative publicity; or

•                                          exposure to liability claims.

Although we attempt to limit our potential liability through disclaimers and limitation-of-liability provisions in its license and customer agreements, we cannot be certain that these measures will be successful in limiting our liability.

Security breaches or computer viruses could harm our business by disrupting our delivery of services and damaging our reputation.

As part of our transaction processing business, we electronically receive, process, store and transmit sensitive business information of our customers.  In addition, we collect personal consumer data, such as names and addresses, social security numbers, driver’s license numbers, checking and savings account numbers and payment history records.  Unauthorized access to our computer systems or databases could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruptions in our operations.  These concerns about security are increased when we transmit information over the Internet.  Computer viruses have also been distributed and have rapidly spread over the Internet.  Computer viruses could infiltrate our systems, disrupting our delivery of services and making our applications unavailable.  Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers.

If we fail to comply with privacy regulations imposed on providers of services to financial institutions, our business could be harmed.

As a provider of services to financial institutions, we are bound by the same limitations on disclosure of the information we receive from our customers as apply to the financial institutions themselves.  If we fail to comply with these regulations, we could be exposed to suits for breach of contract or to governmental proceedings, our customer relationships and reputation could be harmed, and we could be inhibited in our ability to obtain new customers.  In addition, if more restrictive privacy laws or rules are adopted in the future on the federal or state level, or, with respect to our international operations, by authorities in foreign jurisdictions on the national, provincial, state or other level, that could have an adverse impact on us.

If we experience system failures, the products and services we provide to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of customers.

Our ability to provide reliable service in a number of our businesses depends on the efficient and uninterrupted operations of our computer network systems and data centers.  Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses.  Although we have taken steps to prevent system failures, we cannot be certain that our measures will be successful.  Further, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.  Any significant interruptions could:

•                                          increase our operating expenses to correct problems caused by the interruption;

•                                          harm our business and reputation;

•                                          result in a loss of customers; or

•                                          expose us to liability.

Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition, and results of operations.

We face liability to our merchant customers if checks that we have guaranteed are dishonored by the check writer’s bank.

If a check that we have guaranteed is dishonored by the check writer’s bank, we must reimburse our merchant customer for the check’s face value and pursue collection of the amount from the delinquent check writer.  In some cases, we recognize a liability to our merchant customers for estimated check returns and a receivable for amounts we estimate we will recover from the check writers, based on historical experience and other relevant factors.  The estimated check returns and recovery amounts are subject to the risk that actual amounts returned may exceed our estimates and actual amounts recovered may be less than our estimates.

Our outsourcing of key development functions overseas may lead to quality control issues that affect our business operations.

By outsourcing development functions overseas, we may experience quality control issues in our applications offered to our markets.  Overseas outsourcing operations are subject to risk of quality control deficiencies due to the physical distance from our headquarters, the increased potential for instructions and guidance to be misunderstood, a lack of direct institutional control and the time and expense it will take to provide on site training.  Any one of these factors make it more difficult for us to maintain quality control, and the potential for quality control issues may impact our ability to maintain and or increase our customer base.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

Our ability to compete depends upon proprietary systems and technology.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary.  Policing unauthorized use of our proprietary rights is difficult.  We cannot make any assurances that the steps we have taken will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable.  Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our applications and services are made available online.  Misappropriation of our intellectual property or potential litigation concerning such matters could have a material adverse effect on our results of operations or financial condition.

If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As our information technology applications and services develop, we may become increasingly subject to infringement claims.  Any claims, whether with or without merit, could:

•                                          be expensive and time-consuming to defend;

•                                          cause us to cease making, licensing or using applications that incorporate the challenged intellectual property;

•                                          require us to redesign our applications, if feasible;

•                                          divert management’s attention and resources; and

•                                          require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

There can be no assurance that third parties will not assert infringement claims against us in the future with respect to our current or future applications and services.

We may not succeed with our current and future expansion of our international operations and such failure may adversely affect our growth and results of operations.

In 2004, sales outside of the U.S. represented approximately 5.7% of the revenues of Old FIS.  In 2004, Old FIS acquired Sanchez Computer Associates, Inc., or Sanchez, and a controlling interest in Kordoba GmbH & Co. KG, or Kordoba, in part in order to expand its international operations, particularly in the financial institution software and services business.  On September 30, 2005, Old FIS acquired all of the remaining outstanding equity interests in Kordoba.  Additionally, approximately 15.8% of the consolidated revenues of Certegy for the year ended December 31, 2004 and 37.3% of Certegy’s consolidated assets at December 31, 2004 are associated with operations outside of the U.S.

We believe there are additional opportunities to expand our international operations, and we expect to commit significant resources to expand our international sales and marketing activities.  However, overall we are less well-known internationally than in the United States and have less experience with local business conditions.  In addition, we will face challenges in successfully managing small operations located far from our headquarters, because of the greater difficulty in overseeing and guiding operations from a distance, and we will be increasingly subject to a number of other risks and potential costs, including:

•                                          political and economic instability;

•                                          unexpected changes in regulatory requirements and policy, the adoption of laws detrimental to our operations such as legislation relating to the collection of personal data over the Internet or the adoption of laws, regulations or treaties governing the export of encryption related software;

•                                          the burdens of complying with a wide variety of other laws and regulations;

•                                          failure to adequately manage currency exchange rate fluctuations;

•                                          potentially adverse tax consequences, including restrictions on the repatriation of earnings;

•                                          potential difficulty of enforcing agreements and collecting receivables in some foreign legal systems; and

•                                          general economic conditions in international markets.

There can be no assurance that we will be able to compete successfully against current or future international competitors or that our relative inexperience with international operations will not limit or hinder our success.

Foreign currency fluctuations may adversely affect us.

Because of our foreign operations, the U.S. dollar balance sheets and statements of income for many of our businesses are subject to currency fluctuations.  We are most vulnerable to fluctuations in the Brazilian real and the British pound against the U.S. dollar.  The cumulative translation adjustment, largely related to our investment in our Brazilian card processing operation, was a $58.6 million and $75.1 million reduction of shareholders’ equity at December 31, 2004 and 2003, respectively.

Economic conditions in Brazil could adversely affect our Brazilian operations.

Economic conditions in Brazil are uncertain, which has created currency volatility and a major devaluation in the past, resulting in severe inflationary pressures.  In addition, significant changes in bank ownership, as large private banks acquire smaller regional banks and foreign global banks acquire Brazilian banks, could result in the loss of customers.  These conditions make it challenging for us to develop our business and generate revenues in Brazil.

SELLING SHAREHOLDERS

A total of 31,979,995 shares of our common stock are covered for possible sale by the selling shareholders using this prospectus.  The table below sets forth information with respect to the selling shareholders, including the names of the selling shareholders, the number of shares beneficially owned by each selling shareholder as of the date of this prospectus, and the maximum number of shares that may be offered for sale by such selling shareholder pursuant to this prospectus.

We have prepared the table based on information given to us by, or on behalf of, the selling shareholders, before the date of this prospectus.  Information about the selling shareholders may change from time to time.  Any changed information given to us by the selling shareholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Shareholder	Shares Beneficially Owned and Offered for Sale(1)	Shares Beneficially Owned After Offering(2)	Percentage Owned After Offering(2)
THL FNIS Holdings, LLC(3)	13,928,215	—	—
Thomas H. Lee Equity (Cayman) Fund V, L.P.(3)	152,375	—	—
Putnam Investment Holdings, LLC(4)	86,665	—	—
Putnam Investments Employees’ Securities Company I LLC(4)	74,473	—	—
Putnam Investments Employees’ Securities Company II LLC(4)	66,494	—	—
Thomas H. Lee Investors Limited Partnership(3)	82,776	—	—
TPG FNIS Holdings, LLC(5)	13,256,464	—	—
TPG Parallel III, L.P.(5)	570,857	—	—
TPG Investors III, L.P.(5)	287,914	—	—
FOF Partners III, L.P.(5)	6,925	—	—
FOF Partners III-B, L.P.(5)	153,933	—	—
TPG Dutch Parallel III, C.V.(5)	114,904	—	—
Evercore METC Capital Partners II, L.P.	1,918,800	—	—
Banc of America Capital Investors, L.P.	1,279,200	—	—

(1)                      Includes all shares beneficially owned by the selling shareholder.

(2)                     Assumes all shares registered hereunder are sold by the selling shareholder, and that the selling shareholder does not acquire additional shares before the completion of this offering.

(3)                     Thomas H. Lee Equity (Cayman) Fund V, L.P. and THL FNIS Holdings, LLC (collectively, the “THLee Funds”) are affiliates of Thomas H. Lee Partners, L.P.  Thomas M. Hagerty, a managing director of Thomas H. Lee Partners, L.P., was a member of the board of directors of Old FIS from March 2005 through January 2006, has been a member of the board of directors of FNF since March 2005, and is a member of our board of directors.  Mr. Hagerty disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein.

(4)                     Putnam Investment Holdings LLC, Putnam Investments Employees’ Securities Company I LLC and Putnam Investments Employees’ Securities Company II LLC (collectively, the “Putnam Entities”) are entities that co-invest alongside one or more of the THLee Funds.  Each of the Putnam Entities disclaims beneficial ownership of any securities other than the securities held directly by such entity.

(5)                   TPG Advisors III, Inc. is the general partner of TPG GenPar III, L.P. (“GenPar III”).  Gen Par III is a manager of TPG FNIS Holdings, LLC (“TPG FNIS”), which is the general partner of each of TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P., and the managing member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V.  TPG Advisors III, Inc. may be deemed to be the beneficial owner of shares beneficially owned by TPG FNIS but disclaims such beneficial ownership of such shares except to the extent of its pecuniary interest therein.

TPG Advisors IV, Inc. is the general partner of TPG GenPar IV, L.P. (“GenPar IV”), and GenPar IV is a manager of TPG FNIS.  TPG Advisors IV, Inc. may be deemed to be the beneficial owner of shares beneficially owned by TPG FNIS, but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

We issued these shares to the selling shareholders in connection with our recently completed business combination with Old FIS.  The business combination is described in greater detail above under the heading “About Fidelity National Information Services, Inc.—Recent Developments.”  We have filed the registration statement of which this prospectus forms a part in accordance with the terms of that business combination.

Our registration of the shares covered by this prospectus does not necessarily mean that any of the selling shareholders will sell all or any portion of the shares of common stock.  The selling shareholders may offer and sell all or a portion of the shares from time to time, but are under no obligation to offer or sell any of the shares.  Because the selling shareholders may sell all, none, or any part of the shares from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the selling shareholders upon termination of any offering by them, or as to the percentage of our total outstanding common stock that the selling shareholders will beneficially own after termination of any offering.

This prospectus also covers possible sales by certain persons who may become the record or beneficial owners of some of the shares as a result of certain types of private transactions, including but not limited to, gifts, private sales, distributions, and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a named selling shareholder.  Each such potential transferee of a named selling shareholder is hereby deemed to be a selling shareholder for purposes of selling shares using this prospectus.  To the extent required by applicable law, information (including the name and number of shares owned and proposed to be sold) about such transferees, if there shall be any, will be set forth in an appropriate supplement to this prospectus.

Relationships with Selling Shareholders

Shareholders Agreement

In connection with our recently completed business combination with Old FIS, we entered into a shareholders agreement with Fidelity National Financial, Inc., or FNF, and all of the selling shareholders other than Banc of America Capital Investors, L.P.  We filed the shareholders agreement as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on September 16, 2005.  The shareholders agreement sets forth, among other things, requirements for the size and composition of our board of directors, and restrictions on the ability of the selling shareholders who are parties thereto to transfer their shares or acquire additional shares of our common stock.

Board Size and Composition

Under the shareholders agreement, the size of our board of directors was increased from 8 to 10 members upon completion of the business combination, and the board was reconstituted as follows:

•                                          one member is our President and Chief Executive Officer, Lee A. Kennedy;

•                                          three additional members were designated by our previous board of directors from among its then-current members;

•                                          four members were designated by FNF;

•                                          one member was designated by TPG Partners IV, L.P., or TPG Partners IV; and

•                                          the remaining member was designated by Thomas H. Lee Parallel Fund V, L.P., or THL Parallel Fund V.

The shareholders agreement also sets forth requirements as to the future size and composition of our board of directors.  The size and composition of our board of directors may be changed as permitted by applicable law and the provisions of our amended and restated articles of incorporation and bylaws, provided that:

•                                          none of FNF or any of its affiliates will vote its shares of our common stock or otherwise act to remove any of the three directors designated by our previous board of directors before the end of his respective term other than for cause;

•                                          subject to certain limitations, the board of directors must include:

•                                          the individual serving as our Chief Executive Officer;

•                                          the directors designated by FNF;

•                                          the director designated by THL Parallel Fund V;

•                                          the director designated by TPG Partners IV; and

•                                          at least three directors who are “independent” under NYSE rules and federal securities laws;

•                                          the Compensation Committee of the board of directors must include one of the directors designated by THL Parallel Fund V and TPG Partners IV, until such time as such committee under NYSE rules must be composed entirely of independent directors; and

•                                          no party to the shareholders agreement may designate a director who has been removed for cause by the board, has ever been convicted of a felony, or is or was, within 10 years prior to the date of his or her designation, subject to any permanent injunction for violation of any federal or state securities law.

Limitations on Share Ownership and Restrictions on Transfer

The shareholders agreement also sets forth limitations on the ability of the parties thereto to transfer their shares of our common stock, to acquire additional shares of our common stock, or to cause us to engage in a going-private transaction.

The selling shareholders who are parties to the shareholders agreement have agreed that collectively they will not own more than an aggregate of 75% of our voting securities on a fully diluted basis.  If at any time these shareholders exceed the ownership limitation, they have agreed to transfer (in compliance with applicable law) a number of voting securities sufficient to reduce their ownership percentage to comply with the ownership limitation.  However, these shareholders may acquire our voting securities in excess of the ownership limitation in connection with a going-private transaction that is completed in accordance with the terms of the shareholders agreement.

Each of the selling shareholders that is a party to the shareholders agreement is prohibited from transferring our voting securities except in transfers:

•                                          to one of its affiliates or to us;

•                                          with our prior written consent and the approval of a majority of our independent directors; or

•                                          in connection with the sale of the company to a party other than FNF, a selling shareholder or one of their affiliates (provided that the sale provides for the acquisition of at least 66.667% of our shares not beneficially owned by FNF or its affiliates).

These transfer restrictions apply for a period of 180 days from the closing of the recently completed business combination, except that from the 90th day after closing until the 180th day after closing, the selling shareholders may sell up to 50% of their holdings.

Under the shareholders agreement, each selling shareholder (other than Evercore METC Capital Partners II, L.P.) also has agreed to a 3-day right of first negotiation in favor of FNF if such shareholder wishes to sell a substantial block of its holdings of our common stock, provided that this right of first negotiation does not apply if FNF would be required to publicly disclose the potential sale before it is closed.

Registration Rights Agreement

In connection with the business combination with Old FIS, we entered into a registration rights agreement with FNF and the selling shareholders.  Under the registration rights agreement, FNF and the selling shareholders collectively have the right to require us to register shares for resale by them up to eight times on Form S-1 and an unlimited number of times on Form S-3.  These registrations may be underwritten registrations or shelf registrations, at the election of FNF and the selling shareholders, and may include an unlimited number of shares.  FNF and the selling shareholders also may include their shares in any registration we may undertake, subject to customary limitations on their rights where the inclusion of their shares in an underwritten public offering initiated by us would adversely affect the distribution or marketability of the securities being offered or the price that will be paid in the offering.  We will pay all of the expenses associated with any such registration except for underwriter discounts or other selling commissions.

Lock-Up Agreement

We entered into a lock-up agreement with Banc of America Capital Investors, L.P. in connection with our business combination with Old FIS, pursuant to which Banc of America Capital Investors agreed to the same limitations on its ability to transfer its shares of our common stock as those to which the other selling shareholders are subject under the shareholders agreement.

Commitment Agreement

In connection with the business combination with Old FIS, we entered into a commitment agreement with certain of the selling shareholders which provided for, among other things, limitations on the ability of these shareholders to transfer their shares or pursue transactions other than our business combination, and covenants of such shareholders to otherwise support the business combination and other transactions contemplated by the merger with Old FIS.  By its terms, the commitment agreement terminated upon consummation of the business combination.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling shareholders.  All proceeds from the sale of shares by the selling shareholders will be solely for the accounts of the selling shareholders.

PLAN OF DISTRIBUTION

We have been advised that the shares may be offered and sold by or for the account of the selling shareholders (or their pledgees, donees, transferees, or successors in interest), from time to time as market conditions permit, on the New York Stock Exchange, any other exchange on which the shares may be listed, over the counter, or otherwise, at prices and on terms then prevailing or in negotiated transactions, and that the shares may be sold by one or more of the following methods, without limitation:

•                                          purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the shares for whom they may act as agent;

•                                          one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction or, in crosses, in which the same broker acts as agent on both sides;

•                                          purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•                                          ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                                          face-to-face transactions between sellers and purchasers without a broker-dealer;

•                                          the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•                                          short sales or transactions to cover short sales relating to the shares;

•                                          distributions to creditors, equity holders, partners, and members of the selling shareholders;

•                                          transactions in options, swaps, or other derivatives (whether exchange listed or otherwise);

•                                          sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•                                          any combination of the foregoing, or by any other legally available means.

The selling shareholders may enter into sale, forward sale, and derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those sale, forward sale, or derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the shares.  The third parties may use shares received under those sale, forward sale, or derivative arrangements or shares pledged by the selling shareholders or borrowed from the selling shareholders or others to settle such third party sales or to close out any related open borrowings of shares.  The third parties may deliver this prospectus in connection with any such transactions.  Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).  In addition, the selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders.  The selling shareholders also may sell shares short and redeliver shares to close out such short positions.  The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.  The selling shareholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus.  Such borrower or pledgee also may transfer those shares to investors in our securities or the shareholder’s securities or in connection with the offering of other securities not covered by this prospectus.  From time to time, selling shareholders may also transfer or donate their shares and each transferee, or donee will be deemed to be a selling shareholder for purposes of this prospectus.  Any pledgee, secured party, transferee, or donee that a selling shareholder intends to offer or sell shares to through this prospectus will be named in a prospectus supplement, if required.

In addition, any shares of the selling shareholders covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

Underwriters, brokers, dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders.  Underwriters, broker-dealers, or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular underwriter, broker-dealer, or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares.  In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.

At the time a particular offer of shares is made by one or more of the selling shareholders, a prospectus supplement, if required, will be distributed to set forth the terms of the specific offering of the shares, including:

•                                          the name of the selling shareholders and other participating broker-dealer(s);

•                                          the number of shares offered;

•                                          the price at which such shares are being sold;

•                                          the proceeds to the selling shareholders from the sale of such shares;

•                                          the specific plan of distribution for such shares;

•                                          the names of the underwriters or agents, if any;

•                                          any underwriting discounts, agency fees, or other compensation to underwriters or agents;

•                                          any discounts or concessions allowed or paid to dealers; and

•                                          any other facts material to the transaction.

In connection with the sale of the shares, the selling shareholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Accordingly, any profits realized by the selling shareholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions.  Because a selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of that act.  We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling shareholder for the purpose of satisfying any prospectus delivery requirements.

Subject to the limitations in the shareholders agreement that restrict the selling shareholders’ ability to transfer their shares during the 180 day period following the closing of the recently completed business combination, the selling shareholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus.  The selling shareholders will act independently of us in making decisions regarding the timing, manner, and size of each sale.  There can be no assurance, however, that all or any of the shares will be offered by the selling shareholders.  We know of no existing arrangements between any selling shareholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

We will not receive any of the proceeds of any sale of shares by the selling shareholders.  We will bear all of the expenses of the registration of this offering under the Securities Act including, without limitation, registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any.  All underwriting discounts, selling commissions, and broker’s fees applicable to the sale of any shares will be borne by the selling shareholders or by such persons other than us as agreed by and among the selling shareholders and such other persons.

We and the selling shareholders have agreed to indemnify each other against certain liabilities, under the Securities Act.  In addition, we or the selling shareholders may agree to indemnify any underwriters, brokers, dealers or agents against, or contribute to any payments the underwriters, brokers, dealers or agents may be required to make, with respect to, civil liabilities, including liabilities under the Securities Act.  Underwriters, brokers, dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling shareholders and their affiliates in the ordinary course of business.

The selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our shares by the selling shareholders.  These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

In connection with an underwritten offering of shares under this prospectus, the underwriters may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares offered under this prospectus.  As a result, the price of the shares may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected on an automated quotation system or in the over-the-counter market or otherwise.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Certegy Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 appearing in Certegy Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 appearing in Certegy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports incorporated by reference in this prospectus.  The consolidated financial statements and management’s assessment relating to Certegy Inc. are incorporated by reference in this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Fidelity National Information Services, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report on the combined financial statements refers to a change in accounting for stock-based employee compensation effective January 1, 2003.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Subject to certain limitations, our articles of incorporation eliminate the liability of our directors to us or our shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Business Corporation Code.  Our bylaws require us, subject to certain limitations, to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action because the person is or was our director or officer against liability incurred in such proceeding, and to advance expenses to our officers and directors who are parties to an action for which indemnification may be sought.  Additionally, the agreement and plan of merger with Old FIS obligates us to indemnify and hold harmless anyone who was a director or officer of Certegy or its subsidiaries before the closing of the merger against any costs or expenses, including reasonable attorneys’ fees, or other loss or liability incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the effective time of the merger, including any matters arising in connection with the merger and related transactions, to the fullest extent permitted by applicable law.  We are also obligated under the merger agreement to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  These protections may apply to liabilities arising under the Securities Act of 1933.

We have obtained an insurance policy covering our directors and officers against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.  Additionally, under the merger agreement, we purchased a six-year “tail” prepaid non-cancelable run-off insurance policy to cover anyone who was a director or officer of Certegy or its subsidiaries prior to the closing of the merger for events, acts, or omissions occurring on or prior to the closing, including those occurring in connection with the merger and related transactions.  These policies include coverage for liabilities arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information.  The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

•                                          our Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

•                                          our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•                                          our Current Reports on Form 8-K filed with the SEC on February 10, 2005, September 16, 2005, October 12, 2005, December 9, 2005, January 25, 2006, and February 6, 2006; and

•                                          the description of our common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 10-12B/A filed with the SEC June 11, 2001, including any amendment or report filed with the SEC for the purpose of updating such description

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.  Requests should be directed to:

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attn:  Corporate Secretary

(904) 854-8100

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC covering the shares of common stock being offered by certain of our shareholders.  This prospectus does not contain all of the information presented in the registration statement, and you should refer to that registration statement with its exhibits for further information.  Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC.  You may read and copy any documents we file with the SEC, including the registration statement of which this prospectus is a part, as well as any documents that are incorporated by reference herein, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330.  You can also inspect any of these filings on the Internet at the SEC’s web site, http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                          Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the distribution of the shares being registered hereby, other than underwriting discounts and commissions.  All of the amounts shown are estimates, except the SEC registration and the New York Stock Exchange listing fee, and relate to this Form S-3 only.

Securities and Exchange Commission registration fee	$132,957.00

Legal fees and expenses	10,000.00

Accounting fees and expenses	10,000.00

Miscellaneous	5,000.00

Total	$157,957.00

Item 15.                          Indemnification of Directors and Officers.

Our articles of incorporation eliminate the liability of our directors to us or our shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Code.  Our directors remain liable, however, for:

•                                          any appropriation, in violation of the director’s duties, of any business opportunity;

•                                          acts or omissions that involve intentional misconduct or a knowing violation of law;

•                                          unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•                                          any transactions from which the director received an improper personal benefit.

If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of our directors will be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by our shareholders.  These provisions in our articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.

Our bylaws require us to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including any action or suit by or in the right of our company, because the person is or was our director or officer against liability incurred in such proceeding.  Our bylaws generally prohibit us from indemnifying any officer or director who is adjudged liable to us or is subjected to injunctive relief in favor of us for:

•                                          any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•                                          acts or omissions that involve intentional misconduct or a knowing violation of law;

•                                          unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•                                          any transactions from which the director derived an improper personal benefit.

Our bylaws require us, under certain circumstances, to advance expenses to our officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought.  Our bylaws permit, but do not require, us to indemnify and advance expenses to our employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Georgia Code.

Our agreement and plan of merger with Old FIS obligates us to indemnify and hold harmless anyone who was a director or officer of Certegy or its subsidiaries before the closing of the merger against any costs or expenses, including reasonable attorneys’ fees, or other loss or liability incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the effective time of the merger, including any matters arising in connection with the merger and related transactions, to the fullest extent permitted by applicable law.  We are also obligated under the merger agreement to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.  Additionally, under the merger agreement, we purchased a six-year “tail” prepaid non-cancelable run-off insurance policy to cover anyone who was a director or officer of Certegy or its subsidiaries prior to the closing of the merger for events, acts, or omissions occurring on or prior to the closing, including those occurring in connection with the merger and related transactions.

Item 16.                          Exhibits.

Exhibit No.		Description of Exhibit

2.1	—

Agreement and Plan of Merger among Certegy Inc., C Co Merger Sub, LLC and Fidelity National Information Services, Inc. dated as of September 14, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 16, 2005)

4.1	—	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2006)

4.2	—	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2006)

4.3	—	Form of Certificate for Common Stock*

4.4	—

Shareholders Agreement dated September 14, 2005 among Fidelity National Information Services, Inc., f/k/a Certegy Inc., Fidelity National Financial, Inc. and the other parties thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 16, 2005)

4.5	—	Lock-Up Agreement dated September 14, 2005 between Fidelity National Information Services, Inc., f/k/a Certegy Inc., and Banc of America Capital Investors, L.P.*

4.6	—

Registration Rights Agreement dated February 1, 2006 among Fidelity National Information Services, Inc., f/k/a Certegy Inc., and the other parties thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2006)

4.7	—

Commitment Agreement dated September 14, 2005 among Certegy Inc. and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 16, 2005)

5	—	Opinion of Kilpatrick Stockton LLP*

23.1	—	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)*

23.2	—	Consent of Ernst & Young LLP*

23.3	—	Consent of Independent Registered Public Accounting Firm (KPMG LLP)*

24.1	—	Powers of Attorney (included on signature page)*

*                                         Filed herewith.

Item 17.                          Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 6, 2006.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Lee A. Kennedy
Lee A. Kennedy
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below and on the following page constitutes and appoints Lee A. Kennedy and Jeffrey S. Carbiener and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do our cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated on February 6, 2006.

Signature	Title

/s/ Lee A. Kennedy	President, Chief Executive Officer and Director
Lee A. Kennedy	(Principal Executive Officer)

/s/ Jeffrey S. Carbiener	Executive Vice President and Chief Financial
Jeffrey S. Carbiener	Officer (Principal Financial and Accounting
Officer)

/s/ William P. Foley, II	Chairman of the Board of Directors
William P. Foley, II

/s/ Terry N. Christensen	Director
Terry N. Christensen

/s/ Thomas M. Hagerty	Director
Thomas M. Hagerty

/s/ Marshall Haines	Director
Marshall Haines

/s/ Keith W. Hughes	Director
Keith W. Hughes

/s/ David K. Hunt	Director
David K. Hunt

/s/ Daniel D. Lane	Director
Daniel D. Lane

/s/ Phillip B. Lassiter	Director
Phillip B. Lassiter

/s/ Cary H. Thompson	Director
Cary H. Thompson

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

4.3	—	Form of Certificate for Common Stock

4.5	— —	Lock-Up Agreement dated September 14, 2005 between Fidelity National Information Services, Inc., f/k/a Certegy Inc., and Banc of America Capital Investors, L.P.

5	—	Opinion of Kilpatrick Stockton LLP

23.2	—	Consent of Ernst & Young LLP

23.3	—	Consent of Independent Registered Public Accounting Firm (KPMG LLP)